Ophthalmic Imaging Systems

Dec. 15th, 2003

To: Ariel Shenhar

From : Jonathan Adereth – Chairman of the Board OIS & Medivision

Subject : Changes in your employment terms and Bonus plan for 2004

1. Your Annual compensation will increase from $ 114,000 to $ 120,000. The increase will be in effect starting October 1st, 2003. There will be no change to your FY2003 bonus plan.

2. The next compensation update will be discussed on March 2005.

3. We have noted your intention to remain in Sacramento beyond the original time frame of July 2004.

4. Your Bonus Plan for FY 2004 will be in the following outline:

   A. Bonus not to exceed $20,000 will be assigned by me at the beginning of FY 2004 for achieving targets during FY 2004.

   B. You will be entitled to 0.50% of any funds raised during FY 2004 to OIS. New loans, convertible loans or conversions of the existing $1.2M loan from Laurus fund, will not be included.

   C. You will be entitled to 1.00% of any funds raised during FY 2004 to MedIVision. New loans or convertible loans will not be included.

   Bonus in B and C above will be only for actual investments made after Board approvals.

5. Your Bonus Plan for FY 2005 will return to the existing structure of not to exceed value of 4 monthly salaries.

Sincerely yours

Jonathan Adereth
Chairman of the Board – OIS
Chairman of the Board – Medivision